Exhibit 99.77(q)(1)

ITEM 77Q1– Exhibits

(e)(1)	Investment Management Agreement dated November 18, 2014 between Voya Investments, LLC and Voya Senior Income Fund – Filed herein.

(e)(2)	Form of Investment Management Agreement dated November 18, 2014, as amended and restated May 1, 2015 between Voya Investments, LLC and Voya Senior Income Fund – Filed herein.

(e)(3)	Sub-Advisory Agreement dated November 18, 2014 between Voya Investments, LLC and Voya Investment Management Co. LLC – Filed herein.